S-8  Exhibit 3.3

                 Craig Wollenberg  -  Consulting Agreement

   AGREEMENT dated as of _September 14, 2001_ by and between ND Holdings, Inc., a Corporation organized and existing under the laws of the State of North Dakota, having an office and principal place of business at 1 North Main, Minot, North Dakota 58703 (hereinafter referred to as the "Company"), and Craig Wollenberg, an individual with a business address at 14 North Main, Rugby, North Dakota, (hereinafter referred to as the "Consultant").

                        W I T N E S S E T H:
   WHEREAS, NDH desires to procure the independent services and access the business knowledge and contacts of Consultant upon the terms herein set forth; and

   WHEREAS, Consultant desires to render services upon the terms herein set forth.

   NOW THEREFORE, in consideration of the premises herein, and the mutual promises and undertakings herein contained and for other good and valuable consideration, the parties agree as follows:

    NDH hereby contracts with the Consultant and the Consultant hereby accepts this consulting assignment upon the terms and conditions hereinafter set forth.

    1. Duties: This contract is made in order that NDH may procure access to the business, financial advisory and brokerage firm knowledge, securities broker contacts and experience of Consultant. Consultant agrees to provide Consultant's professional knowledge, energies and endeavors to the business of NDH in the manner requested by NDH's President from time to time, and in strict accordance with the ethical standards of a securities and business professional. The Consultant agrees to act as an independent contractor and agrees to use his personal and business knowledge, contacts and experience to assist NDH in establishing and developing a fee based financial advisory business. This agreement is not intended to prohibit or deter Wollenburg from using his name, contacts, reputation and goodwill in any non-security or non-insurance (other than property and casualty insurance which is not prohibited ) related business.

    2. Term: The term of this Agreement shall begin and be effective the first date written above, and shall continue for a period of three months thereafter.

    3. No compensation provided for in this Agreement shall require NDH to deduct therefrom Social Security, Medicare, federal or state income taxes. All taxes on compensation paid to Consultant shall be reported by Consultant to the appropriate taxing authorities as self employment income and all applicable taxes will be paid by Consultant.

    4. As total compensation for the three month period, Consultant shall receive 33,000 shares of no-par common stock of NDH. Said common shares described in this paragraph shall be issued in a private transaction exempt from registration under Securities and Exchange or any state registration requirements and shall be subject to the resale restrictions on unregistered securities. Consultant may request that NDH register the shares of ND Holdings, Inc. earned by him pursuant to this contract on a Form S-8 registration and NDH shall promptly prepare and file said S-8 registration statement if such registration is reasonably available to NDH.

    5. Confidentiality and Disclosure of Information: The Consultant recognizes and acknowledges that NDH is engaged in the furnishing of certain financial services, securities brokerage and other customer related services some of which are intangible and not quantifiable and that there may be techniques and concepts which become a part of the proprietary rights of NDH in and to NDH's techniques, operations and procedures. During the course of Consultant's contract hereunder, the Consultant may develop or come into contact with, as same may exist from time to time, such techniques, operations and procedures, all of which are valuable, special and unique assets of NDH's business. The Consultant shall not, during or after the term of Consultant's contract, without the prior written consent of NDH, remove any software, files, records, lists, materials, documents, names or other matters which may come to Consultant's attention, including copies or abstractions therefrom, or Consultant's own notes made therefrom; disclose the names of NDH's customers, other consultants, employees or agents or any part thereof, nor make use of, nor disclose, divulge or reveal the files, records, materials, documents, or client names, owned by NDH to any person, firm, corporation, association or any other entity, for any reason or purpose whatsoever. The Consultant shall not disclose, write, publish or otherwise disseminate any material, factual, fictitious or otherwise that may make reference to or be based upon any reference to NDH or any customer or other consultant or employee of NDH, files, records, materials, documents, names or other matters of NDH. The Consultant further covenants and agrees that Consultant shall retain all such knowledge and information which Consultant shall acquire and develop during Consultant's contract respecting the customers and other confidential information in trust for the sole benefit of NDH and its successors and assigns. In the event of a breach or threat of breach by the Consultant of the provisions of this paragraph, NDH shall be entitled to an injunction, restraining the Consultant from any breach or threatened breach of the terms of this Agreement without the posting of any bond or security. Nothing herein shall be construed as prohibiting NDH from pursuing any other remedies available to NDH for such breach or threat of breach, including the recovery of damages from the Consultant.

    6. Non Solicitation of Employees and Agents: Consultant during the period commencing on the date hereof and ending one year after the termination of the Consultant's contract with NDH for any reason, the Consultant shall not directly or indirectly induce or attempt to induce any of the employees or representatives of NDH to leave the employ of or association with NDH, or solicit the business of any client or customer of NDH.

    7. Covenant to Report: The Consultant shall promptly communicate and disclose to NDH all observations made and data obtained by Consultant in the course of Consultant's contract. All written materials, records, software and documents made by the Consultant or coming into Consultant's possession during the term of this Agreement concerning the business or affairs of NDH, shall be the sole property of NDH, and upon the termination of the contract period or upon the request of NDH during this period, the Consultant shall promptly deliver the same to NDH, or any affiliate designated by it. The Consultant agrees to render to NDH, or any affiliate designated by it, such reports of the activities undertaken by the Consultant or conducted under the Consultant's discretion pursuant hereto during the contract period as NDH may request. In the event of a breach or threat of breach by the Consultant of the provisions of this paragraph, NDH shall be entitled to an injunction, restraining the Consultant from any breach or threatened breach of the terms of this Agreement. Nothing herein shall be construed as prohibiting NDH from pursuing any other remedies available to NDH for such breach or threat of breach, including the recovery of damages from the Consultant.

    8. Termination:  All compensation shall cease upon termination of this
       contract if terminated in accordance with this section.    This
       Agreement may be terminated by mutual written agreement, by passage of time or may also terminate upon the occurrence of any one of the following events:

       (a) NDH's bankruptcy, general assignment or trust mortgage for the benefit of creditors, receivership or involuntary dissolution of NDH; In such event Consultant would have such rights and claims as are available under applicable bankruptcy regulations.

       (b) Consultant's death or disability as determined by a physician appointed by NDH.

       (c) If after written notice of specific failure to carry out duties under this contract (the "defined failure") and a fourteen day opportunity to cure the defined failure, NDH's President determines in his sole discretion that Consultant has failed carry out his duties and responsibilities as required by this contract.

       (d) The commission of any crime, or violation of any federal, state or self regulatory organization rule by Consultant which would by law or regulatory rule prevent Consultant from carrying out his duties and responsibilities under this agreement.

    9. Amendment or Alterations: No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by both NDH and the Consultant.

   10. Choice of Law and Venue: This Agreement shall be governed by the laws of the State of North Dakota. Any action brought concerning this contract shall be venued in Minot, North Dakota.

   11. Notices: Any notices or tenders required or permitted to be given under this Agreement shall be sufficient, if in writing and if sent by registered mail to the business address of the Consultant or to the residence of the legal representative of the estate of the Consultant or to the principal place of business of NDH and shall be deemed given when mailed.

   12. Waiver of Breach: The waiver by NDH or by Consultant of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach by either of the parties hereto.

   13. Binding Effect: The terms of the Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective personal representatives, successors and assigns.

   14. This agreement is subject to the acceptance of the Board of Directors of NDH.

   15. Entire Agreement: This instrument contains the entire agreement of the parties.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals the day and year first above written.

NDH:
ND Holdings, Inc.
By: _____s/s  Robert Walstad________________________________
Print Name and Title: __CEO_____________________

Consultant:
Craig Wollenberg
Signature: _____s/s Craig Wollenburg____________________________